Exhibit 10.1

Agreement

Project Rome

Master Agreement

Genworth Financial, Inc.

Genworth Mortgage Insurance Australia Limited

Contents

	Table of contents

	Operative part	2

1	Definitions and interpretation	2

	1.1 Definitions	2
	1.2 Interpretation	8

2	Expenses	9

	2.1 Expenses of the Initial Public Offering	9

3	Closing	10

	3.1 Pre-Closing transactions	10
	3.2 Time and place of closing	10
	3.3 Closing transactions	10

4	Confidentiality	10

	4.1 Confidential information	10

5	Release; indemnification	13

	5.1 Release of pre-closing claims	13
	5.2 General indemnification by Genworth Australia	15
	5.3 General indemnification by Genworth Financial	15
	5.4 Contribution	16
	5.5 Indemnification obligations net of insurance proceeds and other amounts, on an After-Tax Basis	17
	5.6 Procedures for indemnification of Third Party Claims	17
	5.7 Additional matters	18
	5.8 Remedies cumulative; limitations of liability	19
	5.9 Litigation and settlement cooperation	20

6	Dispute resolution	20

	6.1 Dispute resolution	20
	6.2 General provisions	20
	6.3 Arbitration	21

7	General provisions	22

	7.1 Representations and warranties; fiduciary duties	22
	7.2 Further assurances	22
	7.3 Survival of covenants	23
	7.4 Governing law	23
	7.5 Force majeure	23
	7.6 Notices	24
	7.7 Taxes	24
	7.8 Regulatory approval and compliance	25
	7.9 Severability	26
	7.10 Entire agreement	26
	7.11 Assignment; no third-party beneficiaries	26
	7.12 Amendment; waiver	27
	7.13 Counterparts	27

Master Agreement            Contents 1

Contents

Signing page	31

Master Agreement            Contents 2

Master Agreement

Date ▶ 23 April 2014
Between the parties

Genworth Financial, Inc. a corporation existing under the laws of the State of Delaware (Genworth Financial)

Genworth Mortgage Insurance Australia Limited ACN 154 890 730 (Genworth Australia)

Recitals	1

Genworth Australia is undertaking an initial public offering (the Initial Public Offering) of its ordinary shares pursuant to a prospectus filed with the Australian Securities and Investments Commission (ASIC).

2

Genworth Financial and Genworth Australia (and, where relevant, their respective Affiliates) have entered into this Agreement and will on or around the Closing Date enter into the other IPO Agreements (as defined below) to set out certain key provisions relating to the separation of the Genworth Financial Group and the Genworth Australia Group and their continuing arrangements following the completion of the Initial Public Offering (the Closing).

in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

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Operative part

1	Definitions and interpretation

1.1	Definitions
The meanings of the terms used in this Agreement are set out below.
	Term	Meaning

	Action	any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

Affiliate

(and, with a correlative meaning, ‘affiliated’), with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided, however, that, for the sole purpose of defining the benefits and obligations of the parties pursuant to this Agreement and the other IPO Agreements, and without affecting or intending to affect in any way the definition or characterisation, for any purpose, of the parties’ relationship at law or with respect to any third party (including, without limitation, pursuant to any Vendor Agreement), from and after the Closing Date, each of Genworth Australia and its direct and indirect Subsidiaries shall be deemed not to be an Affiliate of Genworth Financial or any of its direct and indirect Subsidiaries (other than Genworth Australia and its direct and indirect Subsidiaries), and vice versa. As used in this definition, ‘control’ (including with correlative meanings, ‘controlled by’ and ‘under common control with’) means possession, directly or indirectly, of power to direct or cause the direction of management or policies or the power to appoint and remove a majority of directors (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

	After-Tax Basis	has the meaning given to it in clause 5.5(c).

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Term	Meaning

Applicable Law

with respect to any Person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement having the force of law, (ii) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively, the Law) relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

ASIC	has the meaning given to it in Recital 1.

Brookfield	Brookfield Life Assurance Company Limited.

Business Day

a day on which banks are open for business in Sydney, New South Wales or New York, NY, other than a Saturday, Sunday or public holiday in those cities. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

Closing	has the meaning given to it in Recital 2.

Closing Date	the date on which the Closing takes place.

Corporations Act	the Australian Corporations Act 2001 (Cth), as amended from time to time

Cross License	the Intellectual Property Cross License in the form agreed between the parties, to be entered into on or around the Closing Date by and between Genworth Financial and Genworth Australia.

Dispute	has the meaning given to it in clause 6.1.

Excluded Claim	has the meaning given to it in clause 5.1(h)

First Tribunal	has the meaning given to it in clause 6.3(e)

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Term	Meaning

Force Majeure

with respect to a party, an impediment beyond the control of such party (or any Person acting on its behalf), which could not reasonably be expected to have been taken into account by such party (or such Person) at the time of conclusion of the contract.

Genworth Australia Group	Genworth Australia and each of its Affiliates.

Genworth Australia Confidential Information	has the meaning given to it in clause 4.1(a).

Genworth Australia Indemnified Parties	has the meaning given to it in clause 5.3.

Genworth Financial Confidential Information	has the meaning given to it in clause 4.1(b).

Genworth Financial Disclosure Portions	has the meaning given to it in clause 5.2(d).

Genworth Financial Group	Genworth Financial and each of its Affiliates.

Genworth Financial Indemnified Parties	has the meaning given to it in clause 5.2.

GF Mortgage Insurance	Genworth Financial Mortgage Insurance Pty Limited (ACN 106 974 305).

GF New Holdings	Genworth Financial New Holdings Pty Limited (ACN 140 219 101).

GF Services	Genworth Financial Services Pty Limited (ACN 116 067 424).

GFAH	Genworth Financial Australia Holdings, LLC.

GFIH	Genworth Financial International Holdings, Inc.

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Term	Meaning

GFMI Holdings	Genworth Financial Mortgage Insurance Holdings Pty Limited (ACN 106 972 874).

Governmental Approvals	any notice, report or other filing to be made with, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Authority.

Governmental Authority

1    any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

2    any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

3    any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

4    any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

ICC	has the meaning given to it in clause 6.3(a).

ICC Rules	has the meaning given to it in clause 6.3(a).

IT Services Agreement

the IT Services Agreement dated 1 January 2013, by and among GFIH, GF Mortgage Insurance, Genworth Financial Mortgage Indemnity Pty Limited, GF Services, GFMI Holdings, Genworth Financial Mortgage Insurance Finance Pty Limited and GF New Holdings, as varied in accordance with the IT Services Agreement from time to time.

Indemnified Party	has the meaning given to it in clause 5.5(a).

Indemnifying Party	has the meaning given to it in clause 5.5(a).

Indemnity Payment	has the meaning given to it in clause 5.5(a).

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Term	Meaning

Insurance Proceeds

those monies: (a) received by an insured from an insurance carrier; (b) paid by an insurance carrier on behalf of the insured; or (c) received (including by way of set-off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

Intellectual Property

all of the following, whether protected, created or arising under the laws of the United States, Australia or any other foreign jurisdiction: (i) patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute application of the foregoing and any extensions, reissues, restorations and re-examinations thereof, and all rights therein provided by international treaties or conventions, (ii) copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise, (iii) trademarks, service marks, trade dress, logos and other identifiers of source, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iv) intellectual property rights arising from or in respect of domain names, domain name registrations and reservations, (v) trade secrets, (vi) intellectual property rights arising from or in respect of Technology, and (vii) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) – (vi) above.

Initial Public Offering	has the meaning given to it in Recital 1.

IPO Agreements	this Agreement, the Shared Services Agreement, the IT Services Agreement, the Cross License, the Shareholder Agreement, and the Trade-Mark License.

Liabilities

any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto, but not including any Excluded Claim.

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Term	Meaning

Offer Management Agreement

the agreement of that name entered into on or about the date of this document between, amongst others, Genworth Australia, Genworth Financial and the joint lead managers to the Initial Public Offering.

Order	any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

Person	any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

Personal Information	any information about an identifiable individual that is provided to or obtained by either party.

Relevant Interest	has the meaning given to it in the Corporations Act.

Representatives

with respect to a party, an Affiliate of that party and its and its Affiliates’ officers, directors, employees, agents and representatives (including any legal and financial advisors, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing finance).

Restructure Steps	the restructure steps set out in Schedule 2.

Sales Taxes	has the meaning given to it in clause 7.7.

Services	means the “Services” as defined under the Shared Services Agreement and “Services” as defined under the IT Services Agreement.

Shared Services Agreement

the Shared Services Agreement in the form agreed between the parties, to be entered into on or around the Closing Date among Genworth Financial, Genworth Australia, GF Mortgage Insurance and Genworth Financial Mortgage Indemnity Limited.

Shareholder Agreement	the Shareholder Agreement in the form agreed between the parties, to be entered into on or around the Closing Date by and among Genworth Financial, Shareholderco and Genworth Australia.

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Term	Meaning

Shareholderco or AGP	Genworth Australian General Partnership, to be established under a partnership deed in accordance with Step 4 of the Restructure Steps, between Brookfield and GFIH, as amended from time to time.

Subsidiary or subsidiary

with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

Taxes	has the meaning given to it in clause 7.7.

Technology	has the meaning given to it in the Shared Services Agreement.

Third Party Claim	has the meaning given to it in clause 5.6(a).

Trade-Mark License	the Trade-Mark License Agreement in the form agreed between the parties, to be entered into on or around the Closing Date by and among Genworth Holdings, Inc. and Genworth Australia.

Trigger Date	the first date on which members of the Genworth Financial Group do not have a Relevant Interest in aggregate in 50% or more of the outstanding ordinary shares of Genworth Australia.

Vendor Agreement	has the meaning given to it in the Shared Services Agreement.

1.2	Interpretation

In this Agreement:

(a)	Headings and bold type are for convenience only and do not affect the interpretation of this Agreement.

(b)	The singular includes the plural and the plural includes the singular.

(c)	Words of any gender include all genders.

(d)	The word ‘including’ and words of similar import shall mean ‘including, without limitation,’.

(e)	Other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning.

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(f)	An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Authority as well as an individual.

(g)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Agreement.

(h)	A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(i)	A reference to a document includes all amendments or supplements to, or replacements or novations of, that document.

(j)	A reference to a party to a document includes that party’s successors and permitted assignees.

(k)	No provision of this Agreement will be construed adversely to a party because that party was responsible for the preparation of this Agreement or that provision.

(l)	A reference to a body, other than a party to this Agreement (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

(m)	Where, in this Agreement, the rights of Genworth Financial are dependent upon the members of the Genworth Financial Group holding an aggregate Relevant Interest in a particular percentage of Ordinary Shares (Applicable Threshold):

(1)	the aggregate Relevant Interest in the outstanding Ordinary Shares held by the members of the Genworth Financial Group shall only be taken to be less than or not less than (as the case may be) the Applicable Threshold if that aggregate Relevant Interest is less than or not less than (as the case may be) the Applicable Threshold for a period of at least 90 consecutive days; and

(2)	if that aggregate Relevant Interest falls below and remains below the Applicable Threshold for a period of at least 90 consecutive days, then the “first date” on which members of the Genworth Financial Group are taken to hold an aggregate Relevant Interest that is less than or not less than (as the case may be) the Applicable Threshold shall be the first day after the expiry of that 90 consecutive days period.

2	Expenses

2.1	Expenses of the Initial Public Offering

Genworth Financial shall pay all reasonable third party costs and expenses associated with the transactions contemplated by this Agreement and the other IPO Agreements and the Restructure Steps, and must reimburse Genworth Australia for the amount of:

(a)	third party costs and expenses incurred by Genworth Australia or its Affiliates which are of the kind set out in Schedule 1; and

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(b)	other third party costs and expenses incurred by Genworth Australia or its Affiliates as may be mutually agreed in writing between Genworth Financial and Genworth Australia, and Genworth Financial and Genworth Australia will use all commercially reasonable efforts to ensure that any third party vendors invoice Genworth Australia for any such costs and expenses on or before the Closing Date so that such invoices are settled by Genworth Financial by payment to Genworth Australia or the relevant vendor (as applicable) on, or as soon as reasonably practicable after, the Closing Date.

3	Closing

3.1	Pre-Closing transactions

Genworth Financial and Genworth Australia shall procure that all necessary steps are taken to ensure that Steps 1 to 9 of the Restructure Steps are completed on or prior to Closing.

3.2	Time and place of closing

Subject to the terms and conditions of this Agreement, all transactions contemplated by this Agreement shall be consummated at the Closing to be held at the Sydney offices of Ashurst Australia, on the Closing Date.

3.3	Closing transactions

(a)	At the Closing, Genworth Financial and Genworth Australia shall enter into, and, as necessary, shall cause their respective Affiliates to enter into, the IPO Agreements.

(b)	At or immediately following the Closing, Genworth Australia must:

(1)	use the proceeds of the Initial Public Offering (after paying the Joint Lead Managers fees payable to them in accordance with the Offer Management Agreement) to make an additional capital contribution to GFAH and, if applicable to repay its inter-company note obligations under Note 6 to Shareholderco in each case in accordance with Step 11 of the Restructure Steps; and

(2)	procure that GFAH makes the appropriate entries in its registers and records to reflect the increased capital contribution by Genworth Australia under clause 3.3(b)(1) and uses the capital contribution to repay its inter-company note obligations under Note 5 to Shareholderco, in accordance with Step 11 of the Restructure Steps.

4	Confidentiality

4.1	Confidential information

(a)	From and after the Closing, subject to clause 4.1(c) and except as contemplated by this Agreement or any other IPO Agreement, Genworth Financial shall not, and shall cause its Representatives not to:

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(1)	directly or indirectly disclose, reveal, divulge or communicate any Genworth Australia Confidential Information to any Person other than Representatives who reasonably need to know such information for the purpose (in this clause 4.1(a) only, the Purpose) of providing services to the Genworth Australia Group or otherwise discharging Genworth Financial’s obligations or exercising its rights under the IPO Agreements; or

(2)	use or otherwise exploit for its own benefit or for the benefit of any third party or for any purpose other than the Purpose, any Genworth Australia Confidential Information. Genworth Financial shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Genworth Australia Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care.

For purposes of this clause 4.1, any information, material or documents relating to Genworth Australia’s business as it is currently or formerly conducted, or proposed to be conducted, by the Genworth Australia Group furnished to or in possession of the Genworth Financial Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Genworth Financial or its Representatives, that contain or otherwise reflect such information, material or documents, including without limitation Personal Information, is hereinafter referred to as “Genworth Australia Confidential Information”. Genworth Australia Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that:

(3)	is or becomes generally available to the public, other than as a result of a disclosure by Genworth Financial or a Representative not otherwise permissible hereunder;

(4)	Genworth Financial can demonstrate was or became available to the Genworth Financial Group from a source other than the Genworth Australia Group, provided that the source of such information was not known by Genworth Financial to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Genworth Australia Group with respect to such information; or

(5)	is developed independently by the Genworth Financial Group without reference to the Genworth Australia Confidential Information.

(b)	From and after the Closing, subject to clause 4.1(c) and except as contemplated by this Agreement or any other IPO Agreement, Genworth Australia shall not, and shall cause its Representatives, not to:

(1)	directly or indirectly disclose, reveal, divulge or communicate Genworth Financial Confidential Information to any Person other than Representatives who reasonably need to know such information for the purpose (in this clause 4.1(b) only, the Purpose) of providing services to the Genworth Financial Group or otherwise discharging Genworth Australia’s obligations or exercising its rights under the IPO Agreements; or

(2)

use or otherwise exploit for its own benefit or for the benefit of any third party or for any purpose other than the Purpose, any Genworth Financial Confidential Information. Genworth Australia shall use the same degree of care to prevent and restrain the unauthorized use or

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disclosure of the Genworth Financial Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care.

For purposes of this clause 4.1, any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by the Genworth Financial Group (for greater certainty, not including Genworth Australia and its Affiliates) furnished to or in possession of Genworth Australia, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Genworth Australia or its Representatives, that contain or otherwise reflect such information, material or documents, including without limitation Personal Information, is hereinafter referred to as “Genworth Financial Confidential Information”. Genworth Financial Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that:

(3)	is or becomes generally available to the public, other than as a result of a disclosure by Genworth Australia or a Representative not otherwise permissible hereunder;

(4)	Genworth Australia can demonstrate was or became available to the Genworth Australia Group from a source other than the Genworth Financial Group, provided that the source of such information was not known by Genworth Australia to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Genworth Financial with respect to such information; or

(5)	is developed independently by the Genworth Australia Group without reference to the Genworth Financial Confidential Information.

(c)	If either Genworth Financial or Genworth Australia (or their respective Affiliates) is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to Applicable Law to disclose or provide any Genworth Australia Confidential Information or Genworth Financial Confidential Information (other than with respect to any such information furnished pursuant to the financial reporting provisions of the Shareholder Agreement, which each party shall be permitted to disclose in its public filings as required by any Governmental Authority or pursuant to Applicable Law and in accordance with past practice), as applicable, the Person receiving such request or demand shall use all reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its Representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Genworth Australia Confidential Information or Genworth Financial Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

(d)	In the event that any disclosure of information is made in contravention of this clause 4, the party that has made or permitted to be made such contravening disclosure shall immediately notify the other party thereof.

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5	Release; indemnification

5.1	Release of pre-closing claims

(a)	Except as provided in clause 5.1(d), below, effective as of the time of Closing, Genworth Australia does hereby, for itself and as agent for each of its Affiliates, remise, release and forever discharge Genworth Financial, its Affiliates and each of their respective directors, officers and employees, and their heirs, executors, successors and assigns, directly or indirectly from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the time of Closing, including in respect of the transactions and all other activities to implement any of the Initial Public Offering or the transactions contemplated by this Agreement or any of the IPO Agreements.

(b)	Except as provided in clause 5.1(d), below, effective as of the time of Closing, Genworth Financial does hereby, for itself and as agent for each of its Affiliates, remise, release and forever discharge Genworth Australia, its Affiliates and each of their respective directors, officers and employees, and their heirs, executors, successors and assigns, directly or indirectly from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed before the time of Closing, including in respect of the transactions and all other activities to implement any of the Initial Public Offering or the transactions contemplated in this Agreement or any of the IPO Agreements.

(c)	Genworth Australia, for itself and as agent for each of its Affiliates, and Genworth Financial, for itself and as agent for each of its Affiliates, do hereby agree, represent, and warrant that the matters released herein are not limited to matters which are known or disclosed. Genworth Australia and Genworth Financial may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this release, but each shall be deemed to have, finally and forever settled and released any and all claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

(d)	Nothing contained in any of clauses 5.1(a), 5.1(b) or 5.1(c) shall impair any right of any Person to enforce this Agreement (including the provisions of clauses 5.1(a), 5.1(b), 5.1(c), 5.2 and 5.3 hereof), any other IPO Agreement, any other agreement in force and effect between any member of the Genworth Australia Group and any member of the Genworth Financial Group, or any debt or liability owing by any member of the Genworth Financial Group to any member of the Genworth Australia Group (or vice versa), which arises from and after the Closing, in each case in accordance with its terms.

(e)

Genworth Australia agrees, for itself and as agent for each of its Affiliates, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against

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Genworth Financial, or any other Person released pursuant to clause 5.1(a), with respect to any Liabilities released pursuant to clause 5.1(a).

(f)	Genworth Financial agrees, for itself and as agent for each of its Affiliates, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Genworth Australia or any other Person released pursuant to clause 5.1(b), with respect to any Liabilities released pursuant to clause 5.1(b).

(g)	At any time, at the request of the other party, each party shall cause each of its respective Affiliates and other released Persons to execute and deliver releases reflecting the provisions hereof and such other documents as are necessary to effect the purposes hereof.

(h)	Nothing in clauses 5.1(a), 5.1(b) or 5.1(c) shall impair any right of any Person to enforce any right, liability or claim arising under or pursuant to any of the following documents (as they may be amended from time to time):

(1)	Amended and Restated Annual First Tier Excess of Loss Reinsurance Contract between GF Mortgage Insurance and Genworth Mortgage Insurance Corporation dated 11 May 2011, as amended by Amendment to Amended and Restated Annual First Tier Excess of Loss Reinsurance Contract dated 23 February 2012;

(2)	Amended and Restated Annual Second Tier Excess of Loss Reinsurance Contract between GF Mortgage Insurance and Brookfield dated 23 February 2012;

(3)	Amended and Restated Annual Excess of Loss Reinsurance Contract between GF Mortgage Insurance and Brookfield dated 11 May 2011, as amended by Amendment to Amended and Restated Annual Excess of Loss Reinsurance Contract dated 23 February 2012;

(4)	Cost Agreement between Genworth Financial and GE Mortgage Insurance Company Pty Ltd dated 15 July 2005, as amended by Amendment No.1 to Cost Agreement (Australia) dated 4 April 2012 and Amendment No.2 to Cost Agreement (Australia) dated 11 March 2014;

(5)	Master Services Agreement between GFIH and GF Mortgage Insurance dated 20 December 2006;

(6)	IT Services Agreement;

(7)	an Investment Management Agreement for Australian private placements between GF Mortgage Insurance and GFIH to be entered into on or around the date of this agreement (to the extent that this agreement is entered into prior to Closing);

(8)	this Agreement;

(9)	Shareholder Agreement;

(10)	Shared Services Agreement;

(11)	Cross License; and

(12)	Trade-mark License.

(each an Excluded Claim).

(i)	Genworth Financial represents and warrants to Genworth Australia that it does not have knowledge of any matters that are reasonably likely to give rise to a material liability to Genworth Australia that have not been brought to the attention of, or are not otherwise known by, Genworth Australia.

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5.2	General indemnification by Genworth Australia

Except as provided in clause 5.4 and to the extent permitted by Applicable Law, Genworth Australia shall indemnify, defend and hold harmless on an After-Tax Basis Genworth Financial and its Affiliates and their respective directors, officers and employees, and their heirs, executors, successors and assigns (collectively, the Genworth Financial Indemnified Parties) from and against any and all Liabilities arising out of, resulting from or otherwise related to any of the following items (without duplication):

(a)	any failure by any member of the Genworth Australia Group or any other Person to pay, perform or otherwise properly discharge any Liability (other than a Liability released under clause 5.1(b)) of any member of the Genworth Australia Group, whether prior to or after the Closing Date;

(b)	any Third Party Claims related to the operation by any member of the Genworth Australia Group of any current or future businesses, irrespective of when the facts giving rise to the claim arose (other than a Liability arising solely as a result of the Restructure Steps being undertaken in the manner contemplated in Schedule 2);

(c)	any breach by Genworth Australia of this Agreement or any other IPO Agreement; and

(d)	all information contained in the prospectus and any other materials distributed in connection with the Initial Public Offering, and any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case other than:

(1)	with respect to statements or omissions relating exclusively to (i) Genworth Financial, and (ii) Genworth Financial’s businesses, (the Genworth Financial Disclosure Portions); or

(2)	to the extent that any such Liability is finally judicially determined by a court of competent jurisdiction to have been primarily caused by the fraud or wilful misconduct of Genworth Financial.

Without limiting the foregoing, the parties acknowledge that Genworth Australia has, and Genworth Financial does not have, direct knowledge of the matters disclosed in the prospectus (other than the Genworth Financial Disclosure Portions), and Genworth Financial has reasonably relied on Genworth Australia in respect of those matters. It is further acknowledged that Genworth Financial has given no warranty or assurance in relation to Genworth Australia or any matter disclosed in the prospectus (other than the Genworth Financial Disclosure Portions) (other than the warranties expressly set out in this Agreement).

5.3	General indemnification by Genworth Financial

Except as provided in clause 5.4 and to the extent permitted by Applicable Law, Genworth Financial shall indemnify, defend and hold harmless on an After-Tax Basis Genworth Australia and its Affiliates and each of their respective directors, officers and employees, and their heirs, executors, successors and assigns (collectively, the Genworth Australia Indemnified Parties) from and against any and all Liabilities arising out of, resulting from or otherwise related to any of the following items (without duplication):

(a)	any failure by Genworth Financial or any other Person to pay, perform or otherwise properly discharge any of Liability (other than a Liability released

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under clause 5.1(a)) of any member of the Genworth Financial Group, whether prior to or after the Closing Date;

(b)	any Third Party Claims related to the operation by the Genworth Financial Group of any current or future Genworth Financial businesses, irrespective of when the facts giving rise to the claim arose (other than a Liability arising solely as a result of the Restructure Steps being undertaken in the manner contemplated in Schedule 2);

(c)	any breach by Genworth Financial of this Agreement or any other IPO Agreement;

(d)	all information contained in the Genworth Financial Disclosure Portions, and any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that any such Liability is finally judicially determined by a court of competent jurisdiction to have been primarily caused by the fraud or wilful misconduct of Genworth Australia;

(e)	any adjustment by a Government Authority to the Tax Cost (as that term is defined in section 995-1 of the Income Tax Assessment Act 1997 (Cth)) of assets held by Genworth Australia on the date of the initial public offering of Genworth Financial on 25 May 2004, that have been disposed of as at the Closing Date but only for so much of the amount of the adjustment that was not otherwise provided for in the monthly Australian accounts (prepared in accordance with Australian generally accepted accounting principles (AGAAP)) of the Genworth Australia Group as at the Closing Date; and

(f)	one or more of the Genworth Australia Indemnified Parties being joined or otherwise included as a party to any Action involving allegations of violations of securities laws against Genworth Financial pending on the Closing Date (or any related Action or other Action based on substantially the same facts as any such pending Action).

5.4	Contribution

(a)	If the indemnification provided for in this clause 5 is unavailable to, or insufficient to hold harmless on an After-Tax Basis, an indemnified party under clause 5.2(d) or clause 5.3(d) hereof in respect of any Liabilities referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in Liabilities as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)

The parties hereto agree that it would not be just and equitable if contribution pursuant to this clause 5.4 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in clause 5.4(a) above. The amount paid or payable by an indemnified party as a result of the Liabilities referred to in clause 5.4(a), above, shall be deemed to include, subject to the limitations set forth above,

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any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating any claim or defending any Action. No person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.5	Indemnification obligations net of insurance proceeds and other amounts, on an After-Tax Basis

(a)	Any Liability subject to indemnification or contribution pursuant to this clause 5 will be net of Insurance Proceeds that actually reduce the amount of the Liability and will be determined on an After-Tax Basis. Accordingly, the amount which any party (an Indemnifying Party) is required to pay to any Person entitled to indemnification hereunder (an Indemnified Party) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an Indemnity Payment) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)	An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this clause 5; provided that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c)	The term “After-Tax Basis” as used in this clause 5 means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Liabilities, the amount of such Liabilities will be determined net of any reduction in Tax derived by the indemnified party as the result of sustaining or paying such Liabilities, and the amount of such indemnification payment will be increased (i.e., ‘grossed up’) by the amount necessary to satisfy any income or other Tax liabilities incurred by the indemnified party as a result of its receipt of, or right to receive, such indemnification payment (as so increased), so that the indemnified party is put in the same net after-Tax economic position as if it had not incurred such Liabilities, in each case without taking into account any impact on the tax basis that an indemnified party has in its assets.

5.6	Procedures for indemnification of Third Party Claims

(a)

If an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a party or one of its Affiliates of any claim or of the commencement by any such Person of any Action (collectively, a Third Party Claim) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to clause 5.2 or 5.3, or any other clause of this Agreement or any other IPO Agreement, such Indemnified Party shall give such Indemnifying

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Party written notice thereof within 10 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this clause 5.6(a) shall not relieve the Indemnifying Party of its obligations under this clause 5 or under the indemnification provisions of any other IPO Agreement, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)	An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 60 days after the receipt of notice from an Indemnified Party in accordance with clause 5.6(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. During such time, the Indemnified Party shall not take any action that could prejudice the Indemnifying Party’s ability to defend the Third Party Claim. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defence of a Third Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defence, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party except as set forth in the next sentence. If the Indemnifying Party has elected to assume the defence of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnified Parties shall be borne by the Indemnifying Party, but the Indemnifying Party shall be entitled to reimbursement by the Indemnified Party for payment of any such fees and expenses to the extent that it establishes that such reservations and exceptions were proper.

(c)	If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in clause 5.6(b), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

(d)	Unless the Indemnifying Party has failed to assume the defence of the Third Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third Party Claim without the consent of the Indemnifying Party. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party without the consent of the Indemnified Party if (i) the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly against such Indemnified Party and (ii) such settlement does not include an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim.

5.7	Additional matters

(a)

Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this clause 5 or under any other IPO Agreement shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment,

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including documentation with respect to calculations made on an After-Tax Basis and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution agreements contained in this clause 5 or under any other IPO Agreement shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party; (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement or any other IPO Agreement.

(b)	Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other IPO Agreements without prejudice to its continuing rights to pursue indemnification or contribution hereunder or thereunder.

(c)	If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defence or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defence or claim.

(d)	In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavour to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this clause 5.7(d), and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

5.8	Remedies cumulative; limitations of liability

The rights provided in this clause 5 shall be cumulative and, subject to the provisions of clause 6, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. Notwithstanding the foregoing, no member of the Genworth Financial Group (on the one hand) nor any member of the Genworth Australia Group (on the other hand) shall be liable to the other for any special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that any such liability with respect to a Third Party Claim shall be considered direct damages) of the other in connection with this Agreement or the other IPO Agreements.

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5.9	Litigation and settlement cooperation

Prior to the Trigger Date, Genworth Financial will use its commercially reasonable efforts to include Genworth Australia (or, if applicable, an Affiliate) in the settlement of any Third Party Claim which jointly involves Genworth Financial and Genworth Australia (or, if applicable, an Affiliate); provided, however, that:

(a)	Genworth Australia (or, if applicable, the Affiliate) shall be responsible for its share of any such settlement obligation and any incremental cost (as reasonably determined by Genworth Financial) to Genworth Financial of including Genworth Australia (or, if applicable, the Affiliate) in such settlement; and

(b)	Genworth Australia (or, if applicable, the Affiliate) shall be permitted in good faith to opt out of any settlement if Genworth Australia (or the relevant Affiliate) agrees to be responsible for defending its share of such Third Party Claim.

The parties agree to cooperate in the defence and settlement of any such Third Party Claim which primarily relates to matters, actions, events or occurrences taking place prior to the Trigger Date. In addition, both Genworth Australia and Genworth Financial will use their commercially reasonable efforts to make the necessary filings to permit each party to defend its own interests in any such Third Party Claim as of the Trigger Date, or as soon as practicable thereafter.

6	Dispute resolution

6.1	Dispute resolution

Unless the parties otherwise agree in writing and except as otherwise set forth in this Agreement or in any other IPO Agreement, any dispute, controversy or claim arising out of, or relating to this Agreement or the other IPO Agreements, including the validity, interpretation, performance, breach or termination thereof (a Dispute), shall be resolved in accordance with the provisions of this clause 6, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below or in any other IPO Agreement.

6.2	General provisions

(a)	All communications (including and subsequent to the Request for Arbitration) between the parties or their Representatives in connection with the attempted resolution or determination of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any proceeding for the resolution of the Dispute.

(b)	Notwithstanding anything to the contrary contained in this clause 6, any Dispute relating to Genworth Financial’s rights as a shareholder of Genworth Australia pursuant to Applicable Law, Genworth Australia’s constituent documents or the Shareholder Agreement, will not be governed by or subject to the procedures set forth in clause 6.3, below.

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6.3	Arbitration

(a)	Any Dispute shall be finally determined by arbitration, administered by the International Chamber of Commerce (ICC) and conducted under the Rules of Arbitration of the International Chamber of Commerce (the ICC Rules).

(b)	The arbitral tribunal shall be composed of three arbitrators, appointed in accordance with the ICC Rules.

(c)	The seat of the arbitration shall be New York, New York, United States of America.

(d)	The language of the arbitration shall be English.

(e)	If more than one arbitration is commenced in relation to this Agreement or the other IPO Agreements and any party contends that two or more such arbitrations raise similar issues of law or fact and that the issues should be resolved in one set of proceedings, the arbitral tribunal appointed in the first filed proceedings (the First Tribunal) shall have the power to determine prior to the exchange of pleadings in the first filed proceedings whether in the interests of justice and efficiency the proceedings shall be consolidated. The tribunal in such consolidated proceedings shall be selected as follows: (i) the parties to the consolidated proceedings shall agree on the composition of the tribunal; and (ii) failing such agreement within 30 days of consolidation being ordered by the First Tribunal the ICC Court shall appoint all members of the tribunal within 30 days of a written request by any of the parties to the consolidated proceedings.

(f)	Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. A written transcript of the proceedings shall be made and furnished to the parties.

(g)	The arbitrators shall determine the Dispute in accordance with the laws of New South Wales, Australia, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement and the other IPO Agreements according to their respective terms.

(h)	The parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this clause 6.3. The parties undertake to carry out any award without delay and shall be deemed to have waived their right to appeal such award insofar as such waiver can validly be made. The parties further agree that judgment on any award or order resulting from an arbitration conducted under this clause 6.3 may be entered and enforced in any court having jurisdiction thereof.

(i)	Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by clause 6.3(h) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under Applicable Law, or (iii) for interim relief as provided in clause 6.3(j) below. For purposes of this clause 6.3(i), the parties hereto submit to the non-exclusive jurisdiction of the courts of the State of New York.

(j)

In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. Notwithstanding clause 6.3(i) above, each party acknowledges that in the event of any actual or threatened breach of the provisions of (i) clause 4.1, (ii) the Cross License, and (iii) the Transitional Trade-Mark License, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach. The parties may apply to any competent judicial authority for interim or conservatory measures. The application of a

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party to a judicial authority for such measures or for the implementation of any such measures ordered by an arbitral tribunal shall not be deemed to be an infringement or a waiver of the arbitration agreement and shall not affect the relevant powers reserved to the arbitral tribunal.

(k)	The arbitral tribunal shall have the authority and discretion to award costs in connection with the resolution of any Dispute in accordance with this clause 6 and the ICC Rules.

7	General provisions

7.1	Representations and warranties; fiduciary duties

(a)	Each of Genworth Financial and Genworth Australia represents as follows:

(1)	each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other IPO Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(2)	this Agreement and each other IPO Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b)	Notwithstanding any provision of this Agreement or any other IPO Agreement, none of Genworth Financial nor Genworth Australia (nor any of their respective Affiliates) shall be required to take or omit to take any action, whether with respect to any matter covered by this Agreement, any other IPO Agreement or otherwise, that would violate its fiduciary duties to any minority shareholders or non-wholly owned Subsidiaries (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

7.2	Further assurances

(a)	In addition to the actions specifically provided for elsewhere in this Agreement and the other IPO Agreements, each of the parties hereto will cooperate with each other and use commercially reasonable efforts, prior to, on and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under Applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other IPO Agreements.

(b)

Without limiting the foregoing, prior to, on and after the Closing Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Closing Date, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other IPO Agreements, in

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order to effectuate the provisions and purposes of this Agreement and the other IPO Agreements.

(c)	On or prior to the Closing Date, Genworth Financial and Genworth Australia in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Genworth Financial, Genworth Australia or any other Subsidiary of Genworth Financial or Genworth Australia, as the case may be, to effectuate the transactions contemplated by this Agreement and the other IPO Agreements.

(d)	Notwithstanding any other provision of this Agreement and the other IPO Agreements, each party agrees to cooperate with the other party, and provide all assistance reasonably requested by the other party, to enable the other party to respond to any actual or threatened litigation or other legal proceedings or regulatory enquiries which relate in any way (in whole or in part) to matters, actions, events or occurrences taking place prior to the Trigger Date, including, but not limited to, by:

(1)	allowing the other party and its directors, officers and advisers full and free access to its premises, books and records;

(2)	allowing the other party and its directors, officers and advisers full and free access to (and taking reasonable steps to facilitate such access to) its current and former directors, officers and employees;

(3)	providing copies of, or preparing, any relevant analysis, documents or other information to the other party; and

(4)	otherwise assisting as reasonably requested by the other party in any such legal proceedings or regulatory enquiries.

7.3	Survival of covenants

Except as expressly set forth in any IPO Agreement, the covenants and other agreements contained in this Agreement and each IPO Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Closing and shall remain in full force and effect.

7.4	Governing law

This Agreement and, unless expressly provided therein, each other IPO Agreement, shall be governed by and construed and interpreted in accordance with the laws of New South Wales excluding its conflict of laws rules.

7.5	Force majeure

No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfil any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfilment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that such party shall have exhausted the procedures described in its disaster recovery, crisis management, and business continuity plan if applicable. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the party knew or ought to have known of the impediment:

(a)	notify the other party of the nature and extent of any such Force Majeure condition and

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(b)	use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible.

If the party claiming the benefit of this provision fails to do the things set out in clauses 7.5(a) or 7.5(b) above, it is liable for damages resulting from such failure.

7.6	Notices

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this clause 7.6):

Genworth Financial

Address	Genworth Financial, Inc. 6620 West Broad Street Richmond, VA 23230

Attention	General Counsel

Phone	804.662.2574

Fax	804.662.2414

Genworth Australia

Address	Level 26 101 Miller Street North Sydney NSW 2060

Attention	General Counsel

Phone	+61 2 8248 2284

Fax	+61 2 8916 7242

7.7	Taxes

(a)	Except as provided in clause 5.5(c), each party shall be responsible for any personal property taxes on property it owns or leases, for any and all taxes on its business, and for taxes based on its net income or gross receipts and any other similar taxes imposed by any Governmental Authority, together with any and all interest, fines and penalties (collectively, Taxes).

(b)	Each amount paid or credited under this Agreement shall be net of any amount with respect to Taxes required to be withheld or remitted under Applicable Laws.

(c)

All the amounts that either party shall charge the other under the IPO Agreements shall be exclusive of GST or any other sales, use, excise, value-added, goods and services, consumption and any other similar taxes and duties imposed or deemed imposed by the laws of any Governmental Authority,

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together with any and all interest, fines and penalties (collectively, Sales Taxes) owed, which shall be borne by the payor.

(d)	A payee shall promptly notify the applicable payor of, and coordinate with the payor the response to and settlement of, any claim for Sales Taxes asserted by applicable taxing authorities against the payee for which the payor is alleged to be financially responsible hereunder. Notwithstanding the above, the payor’s liability for such Sales Taxes is conditioned upon the payee providing the payor notification within 10 business days of receiving any proposed assessment of any additional Sales Taxes, interest or penalty due by the payee; provided that the payor shall be solely responsible for paying any Sales Taxes, interest and penalties assessed directly against the payor. Notwithstanding the foregoing, the failure of the payee to give notice as provided in this clause 7.7(d) shall not relieve the payor of its obligations under this clause 7.7(d), except to the extent that the payor is actually prejudiced by such failure to give notice.

(e)	A payor shall promptly notify the applicable payee of, and coordinate with the payee the response to and settlement of, any claim for Taxes asserted by applicable taxing authorities against the payor for which the payee is alleged to be financially responsible hereunder. Notwithstanding the above, the payee’s liability for such Taxes is conditioned upon the payor providing the payee notification within 10 business days of receiving any proposed assessment of any additional Taxes, interest or penalty due by the payor; provided that the payee shall be solely responsible for paying any Taxes, interest and penalties assessed directly against the payee. Notwithstanding the foregoing, the failure of the payor to give notice as provided in this clause 7.7(e) shall not relieve the payee of its obligations under this clause 7.7(e), except to the extent that the payee is actually prejudiced by such failure to give notice.

(f)	Each payor shall be entitled to receive and to retain any refund of Sales Taxes paid to a payee pursuant to any IPO Agreement. In the event a payee shall be entitled to receive a refund of any Sales Taxes paid by a payor to the payee, the payee shall promptly pay, or cause the payment of, such refund to the payor.

(g)	Each of the parties agrees that if reasonably requested by the other party, it will cooperate with such other party to enable the accurate determination of such other party’s tax liability and assist such other party in minimizing its tax liability to the extent legally permissible. Any invoices issued by a party shall separately state the amounts of any Taxes or Sales Taxes that such party is proposing to collect from the relevant payor, and shall separately allocate and identify fees and charges in respect of Services provided in Australia, if any.

(h)

From the date of this Agreement until the first date on which members of the Genworth Financial Group do not have a Relevant Interest in aggregate in 33 1/3% or more of the outstanding ordinary shares of Genworth Australia, Genworth Australia shall continue to file all tax returns on a basis consistent with past practice unless (i) otherwise agreed to in writing by Genworth Financial, or (ii) otherwise required by Applicable Law.

(i)	Notwithstanding clauses 5.2 and 5.3 or any other provision of this Agreement, the parties agree that, except as provided for in clause 5.3(e) and 5.5(c), the parties’ Liability for Taxes and Sales Taxes is to be dealt with solely under this clause 7.7.

7.8	Regulatory approval and compliance

Each of Genworth Financial and Genworth Australia shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement; provided, however, that each of Genworth Financial and Genworth Australia shall, subject

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to reimbursement of out-of-pocket expenses by the requesting party, cooperate and provide one another with all reasonably requested assistance (including, without limitation, the execution of documents and the provision of relevant information) required by the requesting party to ensure compliance with all Applicable Laws in connection with any regulatory action, requirement, inquiry or examination related to this Agreement or the other IPO Agreements.

7.9	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

7.10	Entire agreement

Except as otherwise expressly provided in this Agreement, this Agreement (including the Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

7.11	Assignment; no third-party beneficiaries

(a)	Except as expressly set forth below or in any other IPO Agreement, neither this Agreement nor any other IPO Agreement may be assigned by any party hereto or thereto without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, this Agreement and (subject to the express terms of the other IPO Agreements) the other IPO Agreements (other than the Shareholder Agreement or the Transitional Trade-Mark License) may be assigned:

(1)	by Genworth Australia to a third party to the extent that Genworth Australia transfers substantially all of its business to such third party; and

(2)	by Genworth Financial to a third party to the extent that Genworth Financial transfers substantially all of any one or more of its businesses or Affiliates that are engaged in providing Services to or receiving Services from Genworth Australia to such third party;

(3)	by either party to the surviving entity in any merger, consolidation, equity exchange or reorganization involving such party;

provided that, in any such event, the assignee executes an agreement to be bound by all of the obligations of such transferor under this Agreement and the relevant IPO Agreement(s) (copies of which agreements shall be provided to the other party).

(b)

Notwithstanding clause 7.11(a) or any other provision of this Agreement, in the event that Genworth Financial transfers one or more of its Affiliates to a third party, such Affiliate shall cease to be (and such third party transferee shall not be) bound by the restrictions set forth in clause 4.1(a) hereof from and after the time of completion of the transfer; provided however, that Genworth Financial

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shall use all commercially reasonable efforts to ensure that: (i) such Affiliate returns or destroys any Genworth Australia Confidential Information in its possession prior to such transfer, and (ii) no Genworth Australia Confidential Information is disclosed to or used by such Affiliate or such third party transferee (following completion of the transfer) without the prior written consent of Genworth Australia.

(c)	Except as provided in clause 5 with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. In respect of clause 5, Genworth Financial and Genworth Australia enter into this Agreement for their own benefit and for the benefit of Genworth Financial Indemnified Parties and the Genworth Australia Indemnified Parties respectively.

7.12	Amendment; waiver

No provision of this Agreement, or of any other agreement dated as of the date hereof, between Genworth Financial and Shareholderco, related solely to this Agreement, may be amended or modified except by a written instrument signed by all the parties hereto. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

7.13	Counterparts

This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

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Schedule 1

Expenses of the Initial Public Offering (clause 2.1(a))

Actuarial

Audit & Accounting

Equity Plan/Compensation & Benefits Administration

Executive Remuneration Advice

Investment Banking Fees

IR/roadshows

Legal

PR/Media Advisory

Program Management

Prospectus Printing/Mailing

Regulatory Fees

Share Registry

Tax Advisory

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Schedule 2

Restructure Steps (Clause 1.1)

The restructure involves the following 12 Restructure Steps. Note the steps commence from Step 4, with Steps 1 and 2 having been completed in 2011, and Step 3 was completed on 20 March 2014.

Step	Parties	Action(s)
4	Brookfield GFIH	Brookfield and GFIH form an Australian general partnership to be known as Genworth Australian General Partnership with the following respective interests: Brookfield - 99.9%; and GFIH - 0.01%.
5	Brookfield AGP GFAH	Brookfield transfers to AGP its interest in GFAH and the loan receivable owing from GFAH (Note 1). As consideration, Brookfield increases its interest in AGP.
6	AGP Brookfield GF New Holdings	AGP purchases from Brookfield its holding of ordinary and redeemable preference shares in GF New Holdings. As consideration, AGP provides consideration in the form of a note/loan (Note 4).
7	GFAH AGP GF New Holdings

GFAH purchases from AGP its holdings of ordinary and redeemable preference shares in GF New Holdings (acquired under Restructure Step 6). As consideration, GFAH provides consideration in the form of a note/loan (Note 5) and AGP may make an additional capital contribution to GFAH.

8	AGP Brookfield Genworth Australia	AGP purchases from Brookfield its holding of shares in Genworth Australia.
9	Genworth Australia GFAH	AGP transfers its interest in GFAH and Note 1 to Genworth Australia. As consideration, Genworth Australia will issue shares to AGP and may provide consideration in the form of a note/loan (Note 6).
10	Genworth Australia	Initial Public Offering
11	Genworth Australia	Genworth Australia applies the proceeds raised under the Initial Public Offering (net fees payable to the Joint Lead Managers in accordance with the Offer Management

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	GFAH AGP	Agreement) to make an additional capital contribution to GFAH and repay Note 6 (if any) held by AGP. GFAH uses the additional capital to repay Note 5 owing to AGP.
12	AGP Brookfield

AGP uses the proceeds of the repayment in Restructure Step 11, as well as any cash returned for repurchase of shares in Genworth Australia for the “greenshoe”, to repay Note 4 owing to Brookfield and makes partnership distributions of any excess proceeds to Brookfield.

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Signing page

Executed as an agreement

SIGNED for Genworth Financial, Inc. by its duly authorised officer, in the presence of:
/s/ Kevin D. Schneider

Signature of officer

/s/ Richard J. Oelhafen, Jr.	KEVIN D. SCHNEIDER

Signature of witness	Name

RICHARD J. OELHAFEN, JR.

Name

EXECUTED by Genworth Mortgage Insurance Australia Limited ACN 154 890 730:

/s/ Ellen Comerford	/s/ Richard Grellman

Signature of director	Signature of director/secretary

ELLEN COMERFORD	RICHARD GRELLMAN

Name	Name

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